Exhibit 99.1

                              MINDEN BANCORP, INC.
                            415 MAIN * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797
                      -------------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com


                                  PRESS RELEASE
                                  -------------

Release Date:
-------------
April 28, 2005

                                                 For Further Information:
                                                 A. David Evans, President/CEO
                                                 318-377-0523
                                                 E-mail-mbldavid@shreve.net
                                                 --------------------------

                                                              Or

                                                 Becky T. Harrell, Treasurer/CFO
                                                 318-377-0523
                                                 E-mail-mblbecky@shreve.net
                                                 --------------------------



           MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 1st QUARTER
            OF FISCAL 2005, ITS ELEVENTH QUARTER AS A PUBLIC COMPANY

MINDEN,  LA. - April 28, 2005-Minden  Bancorp,  Inc. (NASDAQ OTC BB: MDNB) today
-------------------------------------------------------------------------
reported net income for the quarter ended March 31, 2005 of $336,000 or $.24 per diluted share, as compared to net income of $313,000 or $0.21 per diluted share for the quarter ended March 31, 2004. The $23,000 or 7.35% increase was primarily due to a $100,000 or 10.25% increase in net interest income to $1.1 million, partially offset by increased operating expenses, for the three months ended March 31, 2005. The increase reflects an increase in the loan portfolio that was funded in large part by deposit growth and borrowings.

At March 31, 2005, Minden Bancorp, Inc. had total assets of $110.1 million, a 5.39% increase from total assets of $104.5 million at March 31, 2004. The increase primarily reflected the growth of the loan portfolio. Such growth was funded by increased deposits and borrowings. At March 31, 2005, stockholders' equity amounted to $18.5 million or $13.88 per share compared to $18.6 million or $13.43 per share at March 31, 2004. Stockholders' equity decreased slightly as the Company used its net income to fund the repurchase of its shares as well as fund dividends to stockholders.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association. The bank is a 94 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange  Commission are available
electronically     on    the     Internet     and     can    be     found     at
www.sec.gov./edgar/searcheadgar/webusers.htm.
---------------------------------------------

This news  release  may  contain  forward-looking  statements  as defined in the
Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

                              MINDEN BANCORP, INC.

                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands except per share data)

                                           Three Months
                                              Ended
                                            March 31,
                                       -------------------
                                        2005         2004
                                       ------       ------
Interest income, including fees        $1,519       $1,351
Interest expense                          443          375
                                       ------       ------
Net interest income                     1,076          976
Provision for loan losses                   0            0
Other operating income                     64           72
Operating expenses                        631          572
                                       ------       ------
Income before income taxes                509          476
Income tax expense                        173          163
Net income                             $  336       $  313
                                       ======       ======

Basic earnings per share               $ 0.25       $ 0.23
                                       ======       ======

Fully diluted earnings per share       $ 0.24       $ 0.21
                                       ======       ======

                              MINDEN BANCORP, INC.
                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In thousands)




                                 March 31       March 31
                                   2005           2004
                                 --------       --------
Total assets                     $110,129       $104,496
Cash and cash equivalents           2,144          2,581
Investment securities              37,622         40,111
Loans receivable - net             64,974         57,545
Deposits                           70,643         68,396
Total borrowings                   20,000         16,500

Total stockholders' equity         18,472         18,574